UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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On September 28, 2017, The Procter & Gamble Company distributed the following communication and may in the future send or use the same or substantially similar communications from time to time:

I wanted to share some perspective with you on the proxy contest initiated by Nelson Peltz of Trian Partners, an activist hedge fund in New York, and ensure you have all the information you need as you decide which way to vote.

We realize you have been receiving a lot of materials about the proxy contest, but it is the nature of a proxy contest, and we thank you for your patience.

Trian is seeking Board representation at the Company’s annual meeting on October 10 against the recommendation of the P&G Board and the Company’s leadership. We strongly believe it is in the best interest of our Company, our shareholders, and each of us who care about P&G and the communities in which we live and work, to vote in support of the Company and reject the potentially disruptive influence of an activist investor on our Company’s Board.

As with all investors, P&G has maintained an active and constructive dialogue with Trian since it made its investment in the Company. Our CEO, David Taylor, members of our Board, and our Global Leadership Council have all been involved in discussions with Mr. Peltz.

In these discussions, he has shown a limited understanding of our business and our industry, with many of his views informed by someone who left our Company more than a decade ago. He has offered no ideas that are new and right for P&G to drive long-term value for P&G consumers and shareholders. His biggest idea is to reorganize the company into three autonomous business units. We believe this would derail the progress we’re making, add complexity, reduce accountability, and is code for another restructuring and a precursor to a breakup of the Company—his “cookie-cutter” activist plan.

One question often asked is: ‘What’s the harm of adding one person to a board?’ I’m sure you will agree that “What’s the harm?” is an irresponsibly low standard for board governance and not befitting of our Company. Second, we believe the harm can be substantial, if it’s the wrong person. Mr. Peltz lacks the specific qualities P&G is looking for in Board members and has a history of behavior and hidden agendas that result in derailing companies.

Activist investors like Mr. Peltz tend to focus more on the short-term in the companies in which they are involved, with an emphasis on cutting costs, de-prioritizing international operations, and sacrificing investment in Research & Development and innovation. This is a clear conflict with the very heart of P&G’s business model and our enduring commitment to do the right thing for the short-, mid- and long-term health and value of the Company.

In fact, recent research has even questioned the short-term value of activist investors. FactSet studied 175 activist campaigns between 2012 and 2016 and compared the subsequent returns of two groups: companies where the dissident shareholders won, and companies where they withdrew their demands. One year after the campaigns end, shares of companies where activists triumphed had a median loss of 0.7%; whereas shares of companies that fended off their advances had a median gain of 9%. The gap widened after two years, with a median loss of 2.4% after activist wins and a median gain of 10.9% for successful resisters.1

[1]	Source: ‘Do Shareholders Win When Activists Win?’ By Ryan Derousseau, published by Fortune, 25/09/2017

We firmly believe that P&G people – as they always have been – are best placed to dictate our own future, without adding a Wall Street activist like Mr. Peltz to our Board.

P&G is a profoundly different, much stronger Company than it was just a few years ago. We’ve completed one of the most significant transformations in our Company’s history: re-focusing our portfolio to 65 brands in 10 core categories, transforming our organization and embedding productivity into our business model. We are a simpler, more focused, more agile, faster growing and more profitable Company, and it is showing in our results.

In fiscal year 2017, we met or exceeded all of our going-in objectives. We said we would accelerate organic sales growth, and we did. We said we would deliver mid-single-digit core earnings per share growth, and we exceeded that objective. We said we would deliver another year of 90% or better adjusted free cash flow productivity, and we did. In Europe, we have continued to accelerate performance, growing organic sales last year ahead of the market and our competition.

Since November 1, 2015, when David Taylor became CEO, P&G people have delivered total shareholder return (TSR) of 28% — well above the majority of our peers selected by Trian across the same period.2 P&G also outperformed the S&P 500, which delivered a TSR of 24% in that same timeframe. It is important to note that the weighted average return of the companies where Mr. Peltz serves as a Board member over the same period has been only 4%.3

Now is the time to build on our momentum, and prevent anything from derailing the work that is delivering improvement.

As RBC Analyst Nick Modi told the Financial Times in July: “P&G already has an activist… David Taylor.”4

I am absolutely confident that with our current world-class Board of Directors, our management team, and P&G people, we have what we need to continue executing our strategy, creating value for consumers and shareholders, and building on the legacy you dedicated your career to create.

So, I am asking for your support to vote FOR ALL 11 of P&G’s highly qualified and experienced Director nominees. You can do this by voting the Blue Proxy Card which you will have received from P&G. It’s important to note that the deadline is imminent – October 4 for P&G plan shares, and October 9 for most other accounts.

If you have already voted for Trian on the white proxy card but wish to change your vote, you can vote again on the BLUE proxy card provided by P&G, and it will supersede the vote previously submitted.

[2]	Source: Bloomberg as of September 6, 2017.
[3]	The peers selected by Trian in its September 6, 2017 White Paper are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. “S&P Consumer Staples Index” and “S&P 500 Index” represent the TSR of indices maintained by Standard & Poor’s, which are weighted based on the market capitalization of the index constituents. The TSR for “P&G Peers” is a simple average of TSR which is the same methodology used by Trian in its White Paper from September 6, 2017. The TSR for “Peltz Serving on Board” is a weighted average based on the market capitalization of Madison Square Garden, Mondelez, Sysco and Wendy’s.
[4]	Permission to quote neither sought nor obtained.

Thank you, again, for your support of P&G as part of our family. If you have any questions or comments, please do call me on ********** and I’d be happy to discuss this any time.

Thank you.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.